Exhibit 99.1

Shuttle Pharmaceuticals Engages UI Pharmaceuticals for Formulation and Clinical Batch Manufacture of Ropidoxuridine for Brain Tumor Clinical Trial

ROCKVILLE, Md., March 9, 2023 — Shuttle Pharmaceuticals Holdings, Inc. (Nasdaq: SHPH), a discovery and development stage specialty pharmaceutical company focused on improving the outcomes of cancer patients treated with radiation therapy (RT), today announced it has signed an agreement with the University of Iowa (UI) Pharmaceuticals for formulation development and clinical batch manufacture of drug capsules of Ropidoxuridine. This is expected to be the final step required in the drug manufacturing process for use in Shuttle Pharma’s upcoming Phase II clinical trial evaluating Ropidoxuridine in combination with radiation therapy for the treatment of glioblastoma.

Shuttle Pharma has worked with TCG GreenChem, Inc. to complete the campaign to manufacture 25 kg of the drug product for Ropidoxuridine, and approximately 10,000 capsules, to complete the Phase II trial. Shuttle Pharma is preparing the Investigational New Drug application for the study with an expectation of final submission to the FDA at the end of the second quarter of 2023.

UI Pharmaceuticals is a university-affiliated CDMO offering pharmaceutical product development, manufacturing (sterile and non-sterile products), and analytical services. As an FDA-registered Drug Product Manufacturing and Testing Facility, UI Pharmaceuticals can produce and test products intended for both clinical studies and commercial sales.

“We continue to execute on the necessary steps to advance Ropidoxuridine, our lead clinical sensitizer drug candidate, towards the commencement of our upcoming Phase II clinical trial in brain cancer patients undergoing radiation therapy,” commented Shuttle Pharma’s Chairman and CEO, Anatoly Dritschilo, M.D. “We look forward to working with TCG GreenChem and UI Pharmaceuticals going forward to advance our clinical work.”

Shuttle Pharma’s platform of sensitizers offers a pipeline of product candidates designed to address the urgent clinical need for new radiation sensitizer agents. The Company’s pipeline includes Ropidoxuridine, its lead clinical sensitizer drug candidate, to sensitize rapidly growing cancer cells and selective histone deacetylase inhibitors to sensitize cancer cells and stimulate the immune system. In addition, the Company has also pursued research related to the development of human cell cultures for health disparities studies and predictive biomarkers of radiation responses and late effects through awards received from the National Institutes of Health’s National Cancer Institute for Phase I and II Small Business Innovation Research contracts.

More than 800,000 patients are treated with radiation therapy for their cancers in the US on a yearly basis. According to the American Society of Radiation Oncologists, about 50% are treated with curative intent and the balance for palliative care. The market opportunity for radiation sensitizers lies with the 400,000 patients treated with curative intent.

About Shuttle Pharmaceuticals

Founded in 2012 by faculty members of the Georgetown University Medical Center, Shuttle Pharmaceuticals is a discovery and development stage specialty pharmaceutical company focused on improving the outcomes for cancer patients treated with radiation therapy (RT). Our mission is to improve the lives of cancer patients by developing therapies that are designed to maximize the effectiveness of RT while limiting the side effects of radiation in cancer treatment. Although RT is a proven modality for treating cancers, by developing radiation sensitizers, we aim to increase cancer cure rates, prolong patient survival and improve quality of life when used as a primary treatment or in combination with surgery, chemotherapy and immunotherapy. For more information, please visit our website at www.shuttlepharma.com.

Safe Harbor Statement

Statements in this press release about future expectations, plans and prospects, as well as any other statements regarding matters that are not historical facts, may constitute “forward-looking statements.” These statements include, but are not limited to, statements concerning the drug manufacturing and planned clinical trials for Ropidoxuridine and the development of our company. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including factors discussed in the “Risk Factors” section of Shuttle Pharma’s IPO prospectus filed with the SEC on August 31, 2022, and any risk factors set forth in the Company’s Quarterly Report on Form 10-Q filed with the SEC on November 14, 2022, or any other SEC filings. Any forward-looking statements contained in this press release speak only as of the date hereof and, except as required by federal securities laws, Shuttle Pharmaceuticals specifically disclaims any obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

Shuttle Pharmaceuticals

Anatoly Dritschilo, M.D., CEO
240-403-4212
info@shuttlepharma.com

Investor Contacts

Lytham Partners, LLC

Robert Blum

602-889-9700

shph@lythampartners.com